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                              EMPLOYMENT AGREEMENT



        This Employment Agreement (the "Agreement"), dated as of January 10, 2000, is entered into between Thermo Electron Corporation, a Delaware corporation with its principal place of business at 81 Wyman Street, Waltham, Massachusetts 02454 (the "Company"), and Paul F. Kelleher, residing at 61 Davis Road, Carlisle, Massachusetts 01741 (the "Employee").

        The Company desires to retain the services of the Employee through March 31, 2004, and the Employee desires to be employed by the Company on the terms set forth herein. In consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

        1. Term of Employment. The Company hereby agrees to employ the Employee, and the Employee hereby accepts employment with the Company, upon the terms set forth in this Agreement, for the period commencing on the date hereof, and continuing until the earlier of March 31, 2004 or termination in accordance with the provisions of Section 4 (such period, the "Employment Period").

        2. Capacity. The Employee shall provide services to the Company relating primarily to finance and accounting. The Employee shall be based at the Company's headquarters in Waltham, Massachusetts or at such place or places as may be reasonably designated by the Company's Chief Financial Officer or such officer or officers of the Company designated by the Chief Financial Officer. The Employee shall be subject to the supervision of, and shall have such authority as is reasonably delegated to him by, the Chief Financial Officer or his designee. Further, subject to the fiduciary duties of the Company's Board of Directors and the fiduciary duties of the board of directors of ThermoLase Corporation ("ThermoLase"), the Company shall use its best efforts to cause the Employee to be a director of ThermoLase during the Employment Period while ThermoLase is a public company. The Employee will not be entitled to receive any cash or other compensation for his services as a director of ThermoLase so long as he is employed by the Company.

        The Employee hereby accepts such employment and agrees to undertake the duties and responsibilities inherent in such position and such other duties and responsibilities as the Chief Financial Officer or his designee shall from time to time reasonably assign to him. Further, commencing April 1, 2000 through the end of the Employment Period, the Employee's employment status will be reduced from full-time to part-time. In his capacity as a part-time employee, the Employee will be available to devote, on average, approximately twenty hours per week to fulfilling such duties and responsibilities. The Employee agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein that may be adopted from time to time by the Company.

        3.     Compensation and Benefits.

3.1 Base Salary. The Company shall pay to the Employee, at such times as the Company pays its employees in general, a base salary at the following annualized rates:

                 a.    From January 1, 2000 through March 31, 2000
                 (subject to any applicable year-end salary increase):$205,000
                 b.   From April 1, 2000 through March 31, 2004:$125,000

3.2 Bonuses. The Employee will be eligible to receive a bonus for the period from January 1, 1999 through December 31, 1999 in accordance with the past practices of the Company, payable at such time as such bonuses are normally paid. In addition, the Employee shall be eligible to receive a discretionary bonus for the period from January 1, 2000 through March 31, 2000. The amount of such bonuses will, as always, be subject to the discretion of the Board of Directors of the Company. The Employee will not be eligible for any bonus for the period from April 1, 2000 through the end of the Employment Period.

               3.3 Fringe Benefits. The Employee shall be entitled to participate in all benefit programs that the Company establishes and makes available to its employees to the extent that the Employee's position, tenure, salary, age, part-time status, health and other qualifications make him eligible to participate. Further, from April 1, 2004 through July 31, 2007, the Company shall continue to provide at its expense family medical and dental benefits to the Employee on terms substantially equivalent to the medical and dental benefits provided to him as of the last day of the Employment Period; provided, however, the Company's obligation to provide such benefits during such time period shall cease in the event of the Employee's death.
               3.4 Reimbursement of Expenses. The Company shall reimburse the Employee for all reasonable travel, entertainment and other expenses incurred or paid by the Employee in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement, upon presentation by the Employee of documentation, expense statements, vouchers and/or such other supporting information as the Company may request; provided, however, that the amount available for such travel, entertainment and other expenses may reasonably be fixed in advance by the Chief Financial Officer.

        4. Employment Termination. The employment of the Employee by the Company pursuant to this Agreement shall terminate upon the occurrence of any of the following:

               4.1 At the election of the Company without Cause (as defined below), at any time, immediately upon written notice to the Employee;

               4.2 At the election of the Company, for Cause, immediately upon written notice by the Company to the Employee. For the purposes of this Section 4, "Cause" for termination shall mean the Employee's (a) conviction of a felony, or a misdemeanor involving material fraud or material dishonesty, (b) material fraud or material dishonesty in the course of his employment with the Company,
(c) misconduct that is materially injurious to the Company or its subsidiaries and affiliates, (d) gross neglect of his duties and responsibilities under the terms of this Agreement (other than as a result of disability) and (e) insubordination;

4.3            Upon the death of the Employee;

4.4 At the election of the Employee, upon not less than 30 days prior written notice of termination.

        5.     Effect of Termination.

               5.1 Termination by the Company or at the Election of the Employee. In the event the Employee's employment is terminated by the Company pursuant to Section 4.1 or Section 4.2 or at the election of the Employee pursuant to Section 4.4, the Company shall pay to the Employee the compensation and benefits which would otherwise be payable to him through the last day of his actual employment by the Company; provided, however, that if the Employee's employment is terminated by the Company pursuant to Section 4.1, the Company shall pay to the Employee a severance payment in an amount equal to the balance of the base salary amounts otherwise payable to the Employee for the period from the date of termination to March 31, 2004 as set forth in Section 3.1 above, will continue to provide benefits to the Employee, on a substantially equivalent basis to the benefits otherwise payable to him under Section 3.3, through March 31, 2004, and from April 1, 2004 through July 31, 2007, will continue to provide such medical and dental benefits payable to him during such time period under
Section 3.3.

               5.2 Termination for Death. If the Employee's employment is terminated by death pursuant to Section 4.3, the Company shall pay to the estate of the Employee a lump sum in an amount equal to the balance of the base salary amounts otherwise payable to the Employee for the period from the date of termination to March 31, 2004 as set forth in Section 3.1 and will continue to provide at its expense through March 31, 2004, family medical and dental benefits on terms substantially equivalent to the medical and dental benefits provided to him immediately prior to his death.

               5.3. Survival. Notwithstanding anything herein to the contrary, Sections 8 through 17 of this Agreement shall survive the termination of this Agreement.

        6.     Options and Restricted Stock.

               6.1 Upon the later of December 15, 1999 and the date of this Agreement, all stock options in the Company and any of its subsidiaries that are "underwater" as of such date (i.e., the exercise price of such option is greater than the closing price of the common stock underlying such option on such date) shall become fully vested and immediately exercisable on such date and all of the Company's and its subsidiaries' repurchase rights with respect thereto shall lapse; provided, however, that such options shall otherwise remain subject to all of the terms and conditions thereof. Further, during the Employment Period, the Employee shall be entitled to retain his stock options in the Company and any of its subsidiaries, subject to the terms and conditions of such options. Upon the termination of the Employment Period, or upon the earlier termination of this Agreement other than pursuant to Section 4.1, such stock options will no longer vest and no further lapsing of the Company's and its subsidiaries' repurchase rights will occur. In the event that this Agreement is terminated pursuant to Section 4.1, then such stock options will continue to vest and the Company's and its subsidiaries' repurchase rights will continue to lapse until March 31, 2004. In either such case, the Employee will then have until the earlier of (i) 90 days or two years after such termination, depending on the term of the option as specified by the Company's Stock Option Manager or (ii) the expiration of the exercise period, to exercise the Employee's vested options. If the Employee does not exercise his vested options by the applicable deadline, such options will be cancelled, and the Employee will have no further rights with respect to such options.

               6.2 Upon the later of December 15, 1999 and the date of this Agreement, all stock of the Company granted to the Employee subject to restrictions shall become fully vested on such date and all of the Company's repurchase rights with respect thereto shall lapse.

        7. Retirement. Except as specifically set forth in this Agreement, the Employee hereby resigns effective as of March 31, 2000 any and all of his positions as an officer of the Company and as an officer, director and employee of all of the Company's subsidiaries and affiliates other than his position as a director of ThermoLase. The Employee further agrees that on March 31, 2004, the Employee will retire, effective as of such date, as an employee of the Company and, unless ThermoLase is then a public company, resign as a director of ThermoLase.

               8. Cooperation. The Employee agrees to reasonably cooperate with the Company with respect to all matters arising during or related to his employment, including but not limited to cooperation in connection with any governmental investigation, litigation or regulatory or other proceeding which may have arisen or which may arise following the signing of this Agreement.

        9. Amendment to Executive Retention Agreement. You and the Company agree that, effective April 1, 2000, that certain Executive Retention Agreement between you and the Company is hereby amended by deleting Sections 3.2 and 4.2 thereof in their entirety. Except as amended hereby, however, such agreement shall remain in full force and effect.

               10. Waiver of Jury Trial. Each of the parties hereby expressly, knowingly and voluntarily waives all benefit and advantage of any right to a trial by jury, and each agrees that he or it will not at any time insist upon, or plead or in any manner whatsoever claim or take the benefit or advantage of, a trial by jury in any action arising in connection with this Agreement.

        11. Restriction on Purchase or Sale of Common Stock. The Employee understands that he will continue to be a "Reporting Person" for purposes of
Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act"), and the rules and regulations promulgated thereunder, for the period ending the earlier of (i) the date that the shares of ThermoLase are no longer registered under
Section 12 of the Exchange Act and (ii) six months following his termination as a director of ThermoLase, and that during that period he is required to preclear transactions in the Company and its affiliates' securities with the Company's Stock Transaction Coordinator, Ms. Pauline I. Northern. The Employee is also urged to contact the Corporate Secretary of the Company, Ms. Sandra L. Lambert, should he have any questions regarding compliance with the insider trading regulations under the federal securities laws.

        12. Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 12.

        13. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

        14. Amendment. This Agreement may be amended or modified only by a written instrument executed by all of the parties hereto.

        15. Governing Law. This Agreement and all issues relating to this Agreement and the transactions contemplated hereby shall be governed by, enforced under and construed in accordance with the laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any jurisdiction other than those of the Commonwealth of Massachusetts.

        16. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of all of the parties hereto and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to its respective assets or business; provided, however, that the obligations of the Employee are personal and shall not be assigned by him.

        17.    Miscellaneous.

               17.1 No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

               17.2 The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.





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               17.3 In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

                                            THERMO ELECTRON CORPORATION

                                            By: ________________________________
Name:
                                            Name:  Anne Pol
                                            Title:     Senior Vice President

                                    EMPLOYEE


                                            -----------------------------------
                                            Paul F. Kelleher